Exhibit 99.1
NORTEK REPORTS
1ST-QUARTER RESULTS

PROVIDENCE, RI, May 18, 2010—Nortek, Inc. (“Nortek”), a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products, today announced first-quarter financial results.  Nortek reported sales of $431 million and operating earnings of $4.2 million for the quarter ended April 3, 2010.

Key financial highlights for the first quarter of 2010 included:

•	Net sales of $431 million, compared to $439 million recorded in the first quarter of 2009.

•	Operating earnings of $4.2 million compared to $14.6 million in the first quarter of 2009.

•	Depreciation and amortization expense of $30.7 million (increase is substantially all related to fresh-start accounting) compared to $15.5 million in last year’s first quarter.

Richard L. Bready, Chairman and Chief Executive Officer, said, “Nortek is beginning to see a stabilization of the residential housing markets.  Increased first-quarter sales of residential ventilation and HVAC products drove first-quarter performance.  Nortek continues to focus on cost reduction and working capital improvement to maintain and improve margins and cash flow.  Cash flow for the first quarter was up approximately 16 percent compared to last year.”

As of April 3, 2010, Nortek had approximately $77.6 million in unrestricted cash, cash equivalents and marketable securities and had $65 million of borrowings outstanding under its $300-million asset-based revolving credit facility.

Mr. Bready added, “We expect the residential housing markets will show modest improvement in 2010 as they continue to be restrained by unemployment levels, consumer confidence and continued high levels of foreclosures.  Conditions in the commercial construction market are weak and are expected to remain so throughout 2010 as fewer new buildings are being constructed due in part to a lack of available financing.”

Nortek filed on April 15, 2010 a Registration Statement on Form 10 with the Securities and Exchange Commission, as the Company intends to file a formal application to list its common stock, par value $0.01 per share (the “Common Stock”), on the New York Stock Exchange.  While the Company cannot guarantee that it will meet the conditions of listing and ultimately receive approval for listing the Common Stock on the New York Stock Exchange, it plans to diligently make the application and take all commercially reasonable steps to meet the listing requirements of the New York Stock Exchange.  In the event Nortek is unable to meet such listing requirements, it will seek to list the Common Stock on another national stock exchange.

Nortek* is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products.  Nortek offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, and product and warranty liability claims.  Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

# # #

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the three months ended
	Successor	Predecessor
	April 3, 2010	April 4, 2009
	(Dollar amounts in millions,
	except shares and per share data)

Net Sales	$430.9	$439.0

Costs and Expenses:
Cost of products sold	319.9	317.5
Selling, general and administrative expense, net	96.3	101.0
Amortization of intangible assets	10.5	5.9
	426.7	424.4
Operating earnings	4.2	14.6
Interest expense	(23.6)	(38.3)
Investment income	-	0.1
Loss before (benefit) provision for income taxes	(19.4)	(23.6)
(Benefit) provision for income taxes	(6.0)	9.1
Net loss	$(13.4)	$(32.7)

Basic loss per share	$(0.89)	$(10,900.00)

Diluted loss per share	$(0.89)	$(10,900.00)

Weighted Average Common Shares:
Basic	15,000,000	3,000
Diluted	15,000,000	3,000

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

(A)          Nortek, Inc. (“Nortek”) and all of its wholly-owned subsidiaries, collectively the “Company”, is a diversified manufacturer of innovative, branded residential and commercial building products, operating within four reporting segments.  Through these segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the professional remodeling and replacement markets, the residential and commercial construction markets, the manufactured housing market and the do-it-yourself market.

On December 17, 2009 (the “Effective Date”), the Company emerged from bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”).  In connection with its emergence from bankruptcy, the Company adopted fresh-start reporting pursuant to the provisions of Accounting Standards Codification (“ASC”) 852, “Reorganization” (“ASC 852”).  The Company selected December 19, 2009 as the fresh-start reporting date since it was the closest fiscal week-end to the Effective Date of December 17, 2009 and the effect of using December 19, 2009, instead of December 17, 2009, was not material to the Company’s financial condition or results of operations for the periods presented.  ASC 852 requires the implementation of fresh-start reporting if the reorganization value of the assets of the entity that emerges from Chapter 11 is less than the sum of the post-petition liabilities and allowed claims, and holders of voting shares immediately before confirmation of the plan of reorganization receive less than 50 percent of the voting shares of the emerging entity.  Under fresh-start reporting, a new reporting entity is deemed to be created and the assets and liabilities of the entity are reflected at their fair values.

Accordingly, the condensed consolidated summary of operations for the Company subsequent to emergence from Chapter 11 is not comparable to the condensed consolidated summary of operations for the Company prior to emergence from Chapter 11.  References to the “Successor” refer to the Company subsequent to the fresh-start reporting date and references to the “Predecessor” refer to the Company prior to the fresh-start reporting date.

In addition, ASC 852 requires that financial statements, for periods including and subsequent to a Chapter 11 bankruptcy filing, distinguish between transactions and events that are directly associated with the reorganization proceedings and transactions and events associated with the ongoing operations of the business, as well as additional disclosures.  The “Company”, when used in reference to the period subsequent to emergence from Chapter 11 bankruptcy proceedings, refers to the Successor, and when used in reference to periods prior to emergence from Chapter 11 bankruptcy proceedings, refers to the Predecessor.

The accompanying Successor and Predecessor unaudited condensed consolidated summary of operations reflects the accounts of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented.  Operating results for the first quarter ended April 3, 2010 are not necessarily indicative of the results that may be expected for other interim periods or for the year ending December 31, 2010.

The Company operates on a calendar year and for its interim periods operates on a 4-4-5 fiscal calendar, where each fiscal quarter is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday.  The Company’s fiscal year always begins on January 1 and ends on December 31.  As a result, the Company’s first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days.  The first quarters ended April 3, 2010 (“first quarter of 2010”) and April 4, 2009 (“first quarter of 2009”) include 93 days and 94 days, respectively.

The Company has evaluated subsequent events for potential recognition or disclosure through the date the financial statements were issued, May 18, 2010.  It is suggested that this unaudited condensed consolidated summary of operations be read in conjunction with the consolidated financial statements and the notes included in the Company’s latest quarterly report on Form 10-Q, its registration statement on Form 10, and its current reports on Form 8-K as filed with the Securities and Exchange Commission.

(B)         Consolidated Cash Flow (“CCF”) and Adjusted Consolidated Cash Flow (“ACCF”) represent net earnings (loss) before interest, income taxes, depreciation, amortization and the effects of the emergence from bankruptcy, including the effects of fresh-start accounting.  The ACCF is defined as the CCF further adjusted to exclude certain cash and non-cash, non-recurring items.  CCF and ACCF are not defined terms under GAAP.  Neither CCF nor ACCF should be considered an alternative to operating income or net earnings (loss) as a measure of operating results or an alternative to cash flow as a measure of liquidity.  There are material limitations associated with making the adjustments to the Company’s earnings to calculate CCF and ACCF and using these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures.  For instance, CCF and ACCF do not include:

•
interest expense, and, because the Company has borrowed money in order to finance the Company’s operations, interest expense is a necessary element of the Company’s costs and ability to generate revenue;

•
depreciation and amortization expense, and, because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of the Company’s operations, tax expense is a necessary element of the Company’s costs and ability to operate; or
•	certain cash and non-cash, non-recurring items, and, because such non-recurring items can, at times, affect the Company’s operating results, the exclusion of such items is a material limitation.

The Company presents CCF because it considers it an important supplemental measure of its performance and believes it is frequently used by its investors and other interested parties, as well as by its management, in the evaluation of companies in its industry, many of which present CCF when reporting their results.  In addition, CCF provides additional information used by the Company’s management and Board of Directors to facilitate internal comparisons to historical operating performance of prior periods.  Further, management believes that CCF facilitates operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

The Company believes that the inclusion of supplementary adjustments to CCF applied in presenting ACCF are appropriate to provide additional information to investors about the performance of the business, and the Company is required to reconcile net earnings (loss) to ACCF to demonstrate compliance with debt covenants.  While the determination of appropriate adjustments in the calculation of ACCF is subject to interpretation under the terms of the 11% Notes, management believes the adjustments described below are in accordance with the covenants in the 11% Notes.

The following table reconciles net earnings (loss) to CCF and ACCF for the trailing four quarters ending April 3, 2010 and April 4, 2009:

				Trailing Four Quarters Ending
	(1)	(2)	(3)	(1)+(2)-(3)
	Year Ended	First Quarter	First Quarter	Successor	Predecessor
	Dec. 31, 2009	of 2010	of 2009	April 3, 2010	April 4, 2009
	(Dollar amounts in millions)

Net earnings (loss)	$608.7	$(13.4)	$(32.7)	$628.0	$(809.3)
Provision (benefit) for income taxes	83.6	(6.0)	9.1	68.5	35.7
Gain on Reorganization Items, net	(1,035.9)	-	-	(1,035.9)	-
Loss from debt retirement	-	-	-	-	9.9
Interest expense	139.2	23.6	38.3	124.5	145.6
Investment income	(0.2)	-	(0.1)	(0.1)	(0.7)
Depreciation and amortization expense	63.9	30.7	15.5	79.1	66.7
Consolidated Cash Flow	$(140.7)	$34.9	$30.1	$(135.9)	$(552.1)
Pre-petition reorganization items (a)	22.5	-	-	22.5	-
Management fees (b)	1.0	-	0.5	0.5	2.0
Interest Income	0.2	-	0.1	0.1	0.7
Non-recurring cash charges (c)	1.4	-	0.3	1.1	3.0
Other non-recurring items (d)	0.9	2.0	-	2.9	4.5
Non-cash impairment charges (e)	285.2	-	-	285.2	713.5
Stock Option Expense	0.1	0.6	-	0.7	0.1
Net foreign exchange (gains) losses (f)	(0.7)	(0.8)	0.7	(2.2)	3.9
Restructuring (g)	4.6	0.3	1.0	3.9	9.0
Adjusted Consolidated Cash Flow	$174.5	$37.0	$32.7	$178.8	$184.6

(a)	Relates to pre-petition advisory and other fees related to the reorganization of the Company’s capital structure.

(b)	Relates to the management agreement between Nortek and Nortek Holdings, Inc. and an affiliate of Thomas H. Lee Partners, L.P. providing for certain financial and strategic advisory and consultancy services which was cancelled as part of the Chapter 11 proceedings.

(c)	Relates to miscellaneous non-recurring items and is limited to $3.0 million for any trailing four quarter period.

(d)	For the trailing four quarters ended April 3, 2010 includes (1) reserves of approximately $5.0 million related to one of the Company’s subsidiaries in the Home Technology Products segment, (2) a gain of approximately $3.9 million related to the Company’s revised estimate of a loss contingency related to an indemnification of a lease guarantee, (3) a reserve of approximately $1.6 million related to certain assets of the Company’s foreign subsidiaries, (4) approximately $1.5 million of expense related to early lease termination charges, (5) gains on the favorable settlement of certain litigation proceedings of approximately $0.7 million, and (6) a gain of approximately $0.6 million related to the gain on the sale of assets related to one of the Company’s foreign subsidiaries.

For the trailing four quarters ended April 4, 2009 includes an estimated loss contingency on the Company’s indemnification related to a lease guarantee of approximately $6.4 million, partially offset by a reduction in a social liability reserve related to one of the Company’s foreign subsidiaries of approximately $1.9 million.

(e)	Includes non-cash goodwill impairment charges as well as non-cash write-downs of certain of the Company’s foreign subsidiaries.

(f)	Non-cash foreign exchange (gains) losses related to intercompany debt not indefinitely invested in the Company’s subsidiaries.

(g)	Includes severance charges associated with reduction in workforce initiatives and charges related to the closure of certain of the Company’s facilities.